KPMG LLP
Chartered Accountants
Yonge Corporate Centre
4100 Yonge Street, Suite 200
Toronto ON M2P 2H3
Canada

Telephone (416) 228-7000
Telefax (416) 228-7123
Internet www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of SMTC Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-98-0197680) on Form S-8 of SMTC Corporation of our report dated April 14, 2014, with respect to the consolidated balance sheet of SMTC Corporation as of December 29, 2013, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity and cash flows for the periods from January 2, 2012 to December 30, 2012 and from December 31, 2012 to December 29, 2013, which report also appears in the December 28, 2014 annual report on Form 10-K of SMTC Corporation.

KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada
June 5, 2015